EXHIBIT 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES THIRD QUARTER 2022 EARNINGS AND DIVIDEND

CONTACT:	Lisa Campbell, EVP/Chief Financial Officer	540-896-1705 or lcampbell@fmbankva.com

TIMBERVILLE, VA—October 26, 2022—F & M Bank Corp. (OTCQX: FMBM), parent company (the Company) of Farmers & Merchants Bank today reported earnings for the quarter ending September 30, 2022.

Mark Hanna, President, commented “F&M Bank had earnings of $2.3 million in the third quarter of 2022 which were driven by strong loan demand within our Shenandoah Valley Communities and higher earning asset yields. While loans outstanding only grew by $6.7 million in the past quarter, we continue to build a solid pipeline of future opportunities. Net Interest Income continues to improve as margins expand due to raising interest rates. Deposits grew by $17.2 million during the quarter as we begin to experience more competitive pricing throughout our markets. We anticipate deposit competition to continue to increase over the next several quarters. While we did not add a provision for loan losses this quarter due to our strong asset quality metrics, we remain vigilant in our efforts to assess the potential impact of economic conditions on our loan portfolio. The strategic focus of developing our team, improving our infrastructure, and maintaining our asset quality while developing lasting relationships in our community continues to position F&M for future success.”

Selected financial highlights include:

•	Net income was $2.3 million for the quarter and $6.6 million for the nine months ended September 30, 2022.

•	Total deposits increased $17.2 million (1.56%) during the quarter to $1.1 billion as of September 30, 2022. Year-to-date, deposits have grown by $37.1 million (3.43%).

•	Total loans held for investment, excluding PPP, grew by $6.7 million, roughly 1%, to end the quarter at $699.6 million. Year-to-date loans have increased by $37.2 million or 5.61%.

•	Nonperforming assets as a percent of total assets decreased to .19% from .45% at December 31, 2021.

•	No provision for loan losses in the quarter and $150,000 year to date.

•	Allowance for loan losses of 1.07% of loans held for investment, excluding PPP.

•	$5.0 million in subordinated debt with a fixed rate of 5.75% was redeemed during the quarter.

BALANCE SHEET

Loans

Loans held for investment, excluding PPP, have grown 6.67% since September 30, 2021, and 5.61% since December 31, 2021. The Agriculture, Commercial and Dealer Finance portfolios have experienced growth in 2022, while the Company has seen a decrease in Consumer loans specifically in the 1-4 family residential construction loans and other consumer loans.

Investments

The Company has continued to leverage excess funds into the investment portfolio in the third quarter of 2022. Since the beginning of the year, the investment portfolio has grown $26.6 million to $430.5 million. The portfolio is a mix of U.S. Treasuries, U.S. Agencies, Mortgage-Backed securities, Municipals, and Corporate Bonds. The average tax equivalent yield on the portfolio is 1.73% which generated $2.3 million in income for the quarter ended September 30, 2022 compared to $784 thousand in the same period last year.

Deposits

Since the end of 2021, deposits have grown by $37.1 million or 3.43%. The Company continues to strategically focus on building primary banking relationships which is reflected in the $19.4 million growth in noninterest bearing accounts.

Asset Quality

Nonperforming loans as a percent of total assets, excluding PPP, continue to decline from 0.46% on September 30, 2021, to 0.19% on September 30, 2022. Since last September, classified loans as a percent of total assets, excluding PPP, declined from 8.50% to 6.06%. The Company experienced a slight increase in delinquencies from 0.41% on September 30, 2021, to 0.66% at September 30, 2022 with the majority of the increase in the 30-59 days category.

Allowance for Loan and Lease Losses

The allowance for loan losses as a percentage of loans held for investment, excluding PPP, has declined from 1.30% at September 30, 2021, to 1.07% at September 30, 2022. This decline has been driven by improved asset quality as evidenced by the decline in nonperforming assets and classified loans. Uncertainty in the economy related to the war in Ukraine, inflation, supply chain issues, an increase in past due loans, growth in the portfolio over the trailing twelve months and the increase in interest rates were all factored in the allowance for loan loss calculation resulting in a provision for loan losses of $0 for the quarter and $150,000 for the year.

INCOME STATEMENT

Net Interest Income

Quarterly net interest income reflects growth of $290 thousand over the second quarter and $1.4 million over the third quarter of 2021. This growth is attributed to the growth in the investment and loan portfolios and increases in variable rate loan rates that have offset slightly higher cost of funds.

The year-to-date Net Interest Margin increased to 3.03% as of September 30, 2022, compared to 2.97% as of June 30, 2022. The increase is attributable to higher rates earned on variable rate loans that exceeded the increase in the cost of funds. Year-to-date Net Interest Margin is down from 3.15% as of September 30, 2021 due to less PPP fees recognized in 2022.

Noninterest Income

Noninterest income of $2.0 million for the quarter is lower than 2nd quarter ($2.4 million) and a decline from September 30, 2021, which was $3.1 million. Gains on sale of mortgage loans have declined as rates on 30-year fixed rate mortgages have increased in 2022. As a result, the Company is focused on expanding mortgage originators into our newer markets and offering variable rate products which are held in the loan portfolio rather than sold on the secondary market. The Company is also continuing to utilize our title company and growing our wealth management division.

Noninterest expense

Non-interest expenses were $8.6 million in the 3rd quarter, down slightly from the 2nd quarter and comparable to the 3rd quarter of 2021. Growth in salaries expense and FDIC insurance expense were offset by decreases in other operating expenses

Paycheck Protection Program

The Company processed 1,080 Paycheck Protection Program (“PPP”) & CARES Act loans during 2020 and 2021 totaling $87.1 million. Fees associated with these loans are amortized over the life of the loan or recognized fully when repaid or forgiven. The Company holds $22 thousand in PPP loans at September 30, 2022. In 2022, the Company recognized $225 thousand in PPP fees compared to $1.9 million during the first nine months of 2021.

Dividends Declaration

On October 25, 2022, our Board of Directors declared a second quarter dividend of $.26 per share to common shareholders. Based on our most recent trade price of $23.37 per share this constitutes a 4.45% yield on an annualized basis. The dividend will be paid on November 29, 2022, to shareholders of record as of November 14, 2022.

  F & M Bank Corp. is an independent, locally owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, and Augusta Counties, Virginia and the city of Winchester, VA. The Bank also provides additional services through a loan production office located in Penn Laird, VA, a loan production office in Winchester, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-1705.

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investments portfolio and Other Real Estate Owned. The Company calculates this ratio to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Lisa Campbell
Executive Vice President and Chief Financial Officer 540-896-1705 or lcampbell@fmbankva.com